                                                                   Exhibit 15(b)

                              ST. CLAIR FUNDS, INC.

                                  SERVICE PLAN

            Section 1. Any officer of St. Clair Funds, Inc. (the "Company") is authorized to execute and deliver, in the name and on behalf of the Company, written agreements based on the form attached hereto as Appendix A or any other form duly approved by the Company's Board of Directors ("Agreements") with insurance companies offering variable insurance contracts for which certain series of the Company identified in Appendix B hereto (the "Funds") serve as funding vehicles ("Contracts") and the Principal Underwriter of the Funds' shares or other organizations through whom Contacts are sold ("Shareholder Organizations"). Pursuant to such Agreements, Shareholder Organizations shall provide support services as set forth therein to the Company and the Funds, in consideration of a fee, computed monthly in the manner set forth in the Agreements, at an annual rate of up to 0.25% of the average daily net asset value of each of the Funds to which support services are provided. Comerica Bank, [Huntleigh] and their affiliates are eligible to become Shareholder Organizations and to receive fees under this Plan.

            Section 2. Huntleigh shall monitor the arrangements pertaining to the Company's Agreements with Shareholder Organizations in accordance with the terms of Huntleigh's agreement with the Company. Huntleigh shall not, however, be obligated by this Plan to recommend, and the Company shall not be obligated to execute, any Agreement with any qualifying Shareholder Organization.

            Section 3. So long as this Plan is in effect, Huntleigh shall provide to the Company's Board of Directors, and the Board of Directors shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which such expenditures were made.

            Section 4. This Plan shall become effective immediately with respect to the Funds upon the approval of the Plan (and the form of Agreement attached hereto) by a majority of the Company's Board of Directors, including a majority of the Directors who are not "interested persons," as defined in the Investment Company Act of 1940, as amended (the "Act"), of the Company and who have no direct or indirect financial interest in the operation of this Plan or in any Agreement related to this Plan (the "Disinterested Directors"), pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of this Plan and form of Agreement.

            Section 5. Unless sooner terminated, this Plan shall continue in effect for so long as its continuance is approved at least annually in the manner set forth in Section 4.

            Section 6. This Plan may be amended at any time with respect to any Fund by the Company's Board of Directors, provided that [this Plan may not be amended to increase materially the amount of fees provided for in Section 1 unless such amendment is approved by a vote of the majority of the outstanding voting securities of such Fund and any other] material amendment of the terms of this Plan shall become effective only upon the approvals set forth in Section 4.

            Section 7. This Plan is terminable at any time with respect to any Fund by vote of a majority of the Disinterested Directors.

            Section 8. While this Plan is in effect, the selection and nomination of Disinterested Directors shall be committed to the discretion of the Disinterested Directors.


Adopted by the Board:   ____________________, 1998

                                   APPENDIX A

                              ST. CLAIR FUNDS, INC.
                           FORM OF SERVICING AGREEMENT

To: [Shareholder Organization]

      We wish to enter into this Servicing Agreement with you concerning the provision of support services to certain series ("Funds") of St. Clair Funds, Inc. identified on Schedule A attached hereto which serve as investment vehicles for separate accounts ("Accounts") established for variable annuity contracts ("Contracts") offered by insurance companies.

      The terms and conditions of this Servicing Agreement are as follows:

      1. You agree to provide the following support services with respect to the Funds:(1) (i) communicating directly with, and responding to inquiries from, Contract owners regarding the Funds' operations, portfolio composition and performance; (ii) providing information to the Funds with respect to Fund shares attributable to Contract owners accounts; (iii) printing and mailing to Contract owners copies of the Funds' prospectuses and shareholder communications from the Funds (including proxy materials, periodic Fund reports to shareholders, annual and semi-annual financial statements and dividend, distribution and tax notices) and other materials that the Funds are required by law or otherwise to provide to their shareholders, but that you are not otherwise required to provide to Contract owners; (iv) facilitating tabulation and reporting with respect to shareholder responses to Fund proxy solicitations; (v) aggregating purchase and redemption orders for shares of the Funds held by the Accounts; (vi) recording issuance and transfers of shares of the Funds held by the Accounts; (vii) processing and reinvesting dividends and distributions of the Funds held by the Accounts; (viii) providing financial consultants' advice with respect to inquiries related to the Funds (not including information about performance or related to sales); and (ix) providing such other similar services as the Funds may reasonably request to the extent permitted or required under applicable statutes, rules and regulations or as we may mutually agree and relieve the Funds of other usual or incidental administrative services usually provided to individual shareholders.

      Section 2. You will provide such office space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in your business, or any personnel employed by you) as may be reasonably necessary or beneficial in order to provide the aforementioned services and assistance to the Funds.

      Section 3. Neither you nor any of your officers, employees or agents are authorized to make any representations concerning St. Clair Funds, Inc. or shares of the Funds, except those contained in our then current prospectus, statement of additional information, annual report, and semi-annual report, copies of which will be supplied by us to you, or in such supplemental literature or advertising as may be authorized by us in writing.

----------
(1) Services may be modified or omitted in the particular case and items renumbered.

      Section 4. For all purposes of this Agreement, you will be deemed to be an independent contractor and will have no authority to act as agent for us in any matter or in any respect. By your written acceptance of this Agreement, you agree to and do release, indemnify and hold us harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by you or your officers, employees or agents regarding your responsibilities hereunder or the purchase, redemption, transfer or registration of shares of the Funds (or orders relating to the same) by or on behalf of shareholders. You and your employees will, upon request, be available during normal business hours to consult with us or our designees concerning the performance of your responsibilities under this Agreement.

      Section 5. In consideration of the services and facilities provided by you hereunder, we will pay to you, and you will accept as full payment therefor, a fee at the annual rate of ____ of 1% of the average daily net asset value of the Funds to which you provide support services, which fee will be computed daily and payable monthly. For purposes of determining the fees payable under this
Section 5, the average daily net asset value of the Funds will be computed in the manner specified in our Registration Statement (as the same is in effect from time to time) in connection with the computation of the net asset value of Fund shares for purposes of purchases and redemptions.

      Section 6. You will furnish us or our designees with such information as we or they may reasonably request (including, without limitation, periodic certifications confirming the provision to the Funds of the services described herein), and will otherwise cooperate with us and our designees (including, without limitation, any auditors designated by us), in connection with the preparation of reports to our Board of Directors concerning this Agreement and the monies paid or payable by us pursuant hereto, as well as any other reports or filings that may be required by law.

      Section 7. We may enter into other similar Servicing Agreements with any other persons without your consent.

      Section 8. By your written acceptance of this Agreement, you represent, warrant and agree that: (i) the compensation payable to you hereunder will be disclosed in the prospectus for the Contracts; (ii) the services provided by you under this Agreement will in no event be primarily intended to result in the sale of shares of the Funds; and (iii) in the event an issue pertaining to our Service Plan is submitted for shareholder approval, you will vote any Fund shares held for your own account in the same proportion as the vote of Fund shares attributable to Contract owners.

      Section 9. This Agreement will become effective on the date a fully executed copy of this Agreement is received by us or our designee. Unless sooner terminated, this Agreement will continue until __________, 1999, and thereafter will continue automatically for successive annual periods provided such continuance is specifically approved at least annually by us in the manner described in Section 12. This Agreement is terminable with respect to any or all of the Funds, without penalty, at any time by us (which termination will be by vote of a majority of the Disinterested Directors as defined in Section 12) or by you upon written notice to the other party hereto.

      Section 10. All notices and other communications hereunder will be duly given if mailed, telegraphed, telexed or transmitted by similar telecommunications device to the appropriate address stated herein, or to such other address as either party shall so provide the other.

      Section 11. This Agreement will be construed in accordance with the Investment Company Act of 1940, as amended (the "1940 Act"), and the rules promulgated thereunder. This Agreement is non-assignable by the parties hereto.

      Section 12. This Agreement is entered into pursuant to a Service Plan which has been approved by vote of a majority of our Board of Directors, including a majority of the Directors who are not "interested persons" (as defined in the 1940 Act) of St. Clair Funds, Inc. and who have no direct or indirect financial interest in the operation of the Service Plan or in any agreement related thereto, cast in person at a meeting called for the purpose of voting on such approval ("Disinterested Directors").

      If you agree to be legally bound by the provisions of this Agreement, please sign a copy of this letter where indicated below and promptly return it to us, c/o Huntleigh Fund Distributors, Inc., [address].

                                        Very truly yours,

                                        ST. CLAIR FUNDS


Date:                                   By:
     ------------                           ----------------------------
                                                (Authorized Officer)


     St. Clair Funds, Inc.
--------------------------------------

     480 Pierce Street
--------------------------------------

     Birmingham, MI 48009
--------------------------------------
                                        Accepted and Agreed to:
                                        [SHAREHOLDER ORGANIZATION]

                                        By:
                                            ----------------------------
Date:                                           (Authorized Officer)
     ------------

Address of Shareholder Organization:
                                            ----------------------------

                                            ----------------------------

                                            ----------------------------

                                   APPENDIX B

                                     SERIES

                      Munder S&P 500 Index Equity Fund
                      Munder S&P MidCap Index Equity Fund
                      Munder S&P SmallCap Index Equity Fund
                      Munder Foreign Equity Fund
                      Munder Aggregate Bond Index Fund


                                      B-1